Exhibit 99.1

THE STRIDE RITE CORPORATION                           September 21, 2004
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

    CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                               STRIDE RITE REPORTS
                         THIRD QUARTER FINANCIAL RESULTS

     Lexington, Massachusetts, September 21, 2004 - The Stride Rite Corporation (NYSE; SRR) today reported its third quarter 2004 results.

     Sales for the third quarter of fiscal 2004 were $140.4 million versus $139.7 million in the comparable period of fiscal 2003. Net income for the third quarter totaled $6.2 million or $.16 per diluted share, as compared to net income of $6.4 million or $.16 per diluted share in last year's third quarter.

     For the first nine months of fiscal 2004, net sales were $441.5 million, a decrease of 1% from the net sales of $446.4 million for the same period in fiscal 2003. Fully diluted earnings per share were $.65 for the first nine months of fiscal 2004 versus $.66 in fiscal 2003. Net income for the first nine months of fiscal 2004 totaled $25.6 million, a decrease of 3% from the $26.5 million reported in the comparable period in 2003.

     Third quarter sales of the Stride Rite Children's Group increased 5% compared to the third quarter of fiscal 2003. The Children's Group company-owned retail stores recorded a sales increase of 5% for the third quarter over the same period of fiscal 2003. Sales at comparable Children's Group retail stores increased 1.3% in the third quarter versus last year. Year-to-date comparable retail store sales are now up 6.4% through three quarters. Sales by the Children's Group to independent retailers increased 5% during the third quarter of fiscal 2004 as compared to the same period last year. At the end of the third quarter of fiscal 2004, the Stride Rite Children's Group operated 243 stores, an increase of 6% from the prior year. Sales of Sperry Top-Sider footwear increased 4% in the third quarter of fiscal 2004 versus the same period of fiscal 2003. Sales of Keds and Tommy Hilfiger products decreased 10% and 5%, respectively, in the third quarter from the comparable period in fiscal 2003. International sales for the third quarter increased 18% versus the same period in 2003.

     The Company's gross profit percentage of 36.5% in the third quarter of fiscal 2004 decreased 1.2 percentage points as compared to the same period last year, due primarily to the impact of promotional product pricing and certain increased product costs. Operating expenses in the third quarter of 2004 decreased 2% as compared to the same period last year.

     The quarter-end balance sheet remains strong. The Company's cash balance of $85 million decreased by $11 million as compared to last year. The Company repurchased approximately 847,000 shares of Company stock at a cost of $8.8 million dollars in the quarter. Over the first nine months of fiscal 2004, the Company has repurchased approximately 3 million shares of Company stock at a cost of $31.2 million dollars. Accounts receivable is flat compared to last year. DSO was 43 days, an increase of one day versus the same period last year. Inventories of $81 million were up 18% compared to the same period of 2003 due predominantly to the timing of product receipts. The Company has no outstanding debt.

     David M. Chamberlain, Stride Rite's Chairman and Chief Executive Officer, commented, "We are pleased with the continuing progress in our Stride Rite
Children's Group. The third quarter retail store comparable sales were solid, particularly when factoring in the later Labor Day this year and the 7.9% comparative store increase last year in the same quarter. The Children's Group wholesale business reflects a positive sales trend versus last year. We believe our Children's Group is well positioned to finish the year with strong results.

     While Keds sales declined in the quarter, the core women's and children's sales increased over the prior year. Lower sales to promotional channels and less closeout product lowered the Keds sales volume. This is consistent with our strategy to reduce Keds sales in these areas. The major repositioning will begin in Spring 2005, with Mischa Barton as the Keds brand representative. Our Sperry Top-Sider division recorded its eleventh consecutive quarter of sales improvement on the strength of the increased market penetration of its men's business. We feel this positive trend will continue. The Tommy Hilfiger sales were impacted in the quarter by lower men's product sales than last year. The International sales increase was the result of strong Tommy Hilfiger shipments.

     The Company's fourth quarter results will be affected by the overall economic climate and the success of the Fall product currently at retail. For the year, sales are projected flat to slightly higher versus a year ago with earnings in the range of $.65 - $.67 per share."

     A summary of sales and net income for the third quarter (unaudited) is provided below. A more detailed balance sheet and income statement follows this release.

                                     (in thousands, except per share amounts)
                                    For the Quarter       For the Nine Months
                                         Ended                   Ended
                               -------------------------------------------------
                                  Aug 27,     Aug 29,     Aug 27,      Aug 29,
                                   2004        2003        2004          2003
                                   ----        ----        ----          ----

Net sales                        $140,382    $139,747    $441,525     $446,355
Net income                          6,219       6,413      25,603       26,453
Net income per common share:
  Diluted                             .16         .16         .65          .66
  Basic                               .17         .16         .66          .67
Average common shares used in per
  share computations:
  Diluted                          38,159      40,243      39,311       39,992
  Basic                            37,467      39,456      38,508       39,415

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - WWW.STRIDERITECORP.COM. The Company will provide a live webcast of its third quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the
Company's website and at WWW.STREETEVENTS.COM, beginning at 10:00AM ET on September 21, 2004. Interested investment analysts and investors may call in at 1-800-789-4818 and ask for the Stride Rite conference call hosted by our CEO, David Chamberlain. An on-line replay will follow shortly after the call and will continue through September 27, 2004. The number for the replay is 1-800-642-1687 and the conference ID number 9606932. Information about the Company's brands and product lines is available at WWW.STRIDERITE.COM, WWW.KEDS.COM, WWW.GRASSHOPPPERS.COM and WWW.SPERRYTOPSIDER.COM.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

..

                          The Stride Rite Corporation
                   Summarized Financial Information (Unaudited) for the periods ended August 27, 2004 and August 29, 2003

      Statements of Income

 (In thousands)                           Third Quarter         Nine Months
                                          2004      2003      2004      2003
                                          ----      ----      ----      ----

  Net sales                             $140,382  $139,747  $441,525  $446,355
  Cost of sales                           89,197    87,111   273,825   274,700
                                        --------- --------- --------- ---------
  Gross profit                            51,185    52,636   167,700   171,655
  Selling and administrative expenses     41,831    42,592   127,760   130,970
                                        --------- --------- --------- ---------
  Operating income                         9,354    10,044    39,940    40,685
  Other income, net                          134        83       874     1,353
                                        --------- --------- --------- ---------
  Income before income taxes               9,488    10,127    40,814    42,038
  Provision for income taxes               3,269     3,714    15,211    15,585
                                        --------- --------- --------- ---------
  Net income                              $6,219    $6,413   $25,603   $26,453
                                        ========= ========= ========= =========

                 Balance Sheets

                                                       2004      2003
  Assets:
  Cash and cash equivalents                           $84,906   $96,195
  Accounts receivable                                  69,998    69,590
  Inventories                                          80,604    68,557
  Deferred income taxes                                15,167    20,222
  Other current assets                                 10,140     5,330
                                                     --------- ---------
       Total current assets                           260,815   259,894
  Property and equipment, net                          56,874    62,552
  Other assets                                         12,582    15,022
                                                     --------- ---------
       Total assets                                  $330,271  $337,468
                                                     ========= =========
  Liabilities and Stockholders'
  Equity:
  Current liabilities                                  55,902    52,459
  Deferred income taxes and other liabilities          13,989    12,452
  Stockholders' equity                                260,380   272,557
                                                     --------- ---------
       Total liabilities and stockholders' equity    $330,271  $337,468
                                                     ========= =========